FirstEnergy Business Practice                            Exhibit 19

Rev 2 3/23/2023
Insider Trading Practice
Practice Owner: Corporate Secretary
Practice Contact: Staff Business Analyst

Purpose
This Insider Trading Practice (the “Practice”) has been adopted to promote compliance with applicable securities laws and regulations, which prohibit certain persons who are aware of material nonpublic information (or “MNPI,” as such term is defined below) about FirstEnergy Corp. and its affiliates and subsidiaries (collectively, “FirstEnergy” or the “Company”) from (i) trading in Company Securities (as such term is defined below); or (ii) providing MNPI to other persons who may trade in securities on the basis of that information. Capitalized terms that are not otherwise defined have the meanings as set forth in “Definitions” below.
Scope

This Practice applies to:

    Members of the Board of Directors, Officers, Employees and Certain Others: This Practice applies to all members of the Board of Directors, officers, employees of the Company and any other persons the Corporate Secretary Group determines should be subject to this Practice, such as contractors, consultants and professional advisors (e.g., accountants, attorneys, and investment bankers) (the “Covered Persons” or, individually, a “Covered Person”) who have access to MNPI. This Practice also may apply after termination of your employment, other service, or affiliation with FirstEnergy. (See “Post-Termination Transactions” below.)
    Entities that You Influence or Control: This Practice applies to any entities that you influence or control, including but not limited to any corporations, limited liability companies, partnerships, or trusts (collectively, “Controlled Entities”). Accordingly, transactions by or with these Controlled Entities are subject to this Practice and applicable securities laws and regulations as if they were for your own account.
    Transactions by Family Members, Portfolio Managers and Others: This Practice applies to Related Persons, and to your portfolio manager and any other individual who can, on your behalf, conduct transactions in Company Securities or make changes in your investments in Company Securities. You are responsible for the transactions of these other persons and, therefore, you should make them aware of the need to confer with you before they trade in Company Securities. All such transactions are subject to this Practice and applicable securities laws and regulations as if the transactions were for your own account. This Practice does not apply to family members who no longer live in your household, unless (1) they confer with you when making investment decisions in Company Securities or (2) you direct, influence, or control their transactions in Company Securities. Your relationship and access to MNPI may be viewed by the Securities and Exchange Commission (“SEC”) as a factor in their investigation into insider trading. As a result, care

FirstEnergy Business Practice                        Rev 2 3/23/2023
should be exercised even with respect to these family members to ensure that their transactions do not present even the appearance of impropriety.

    Company Securities: This Practice applies to transactions in “Company Securities,” which are securities of FirstEnergy Corp. as well as the securities of its direct and indirect subsidiaries, including but not limited to common stock, options, preferred stock, convertible debentures, senior notes, first mortgage bonds or other debt securities, warrants, tax-exempt bonds or other debt securities issued for the benefit of direct and indirect subsidiaries of FirstEnergy Corp., as well as derivative securities that are not issued by FirstEnergy Corp. or its direct or indirect subsidiaries, such as exchange-traded put options and call options or swaps relating to any of the foregoing securities.
    Beneficial Ownership: This Practice applies to all Company Securities owned by you, including any Company Securities you may hold as a beneficial owner. A beneficial owner is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in Company Securities. Pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction. As an example, you generally would be considered the beneficial owner of stock held:
a)    in the name of immediate family members who are sharing your household;
b)    for you in the names of nominees, such as brokers, in “street name”
c)    by a partnership in which you are a partner
d)    by a Controlled Entity
e)    by a trust of which you are a trustee or beneficiary
f)    by custodian accounts

    Transactions Not Subject to Your Influence or Control: This Practice does not apply to transactions in Company Securities where such transactions are not initiated or approved by you or are not subject to your, or any Related Person’s, influence, or control, such as transactions in mutual funds that are invested in Company Securities.
Individual Responsibility
Covered Persons subject to this Practice have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of MNPI. Each individual is responsible for making sure that they comply with this Practice, all applicable laws, and regulations, and that any Related Person or Controlled Entity whose transactions are subject to this Practice, as discussed below, also complies with this Practice. In all cases, including those transactions requiring pre-clearance procedures as set forth below, the sole responsibility for determining whether an individual is in possession of MNPI rests with that individual, and any action on the part of the Company, any officer, employee or member of the Board of Directors pursuant to this Practice (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws or regulations.
You may, from time to time, have to forgo a proposed transaction, even if you planned to enter into the transaction before learning of MNPI, and even though you believe you may suffer an economic loss or forgo an anticipated profit by waiting. You could be subject to severe civil and criminal penalties and disciplinary action by the Company for any conduct prohibited by this Practice or applicable securities laws or regulations, as described below in more detail under the heading

FirstEnergy Business Practice                        Rev 2 3/23/2023
“Government Enforcement and the Consequences of Violations.” Additionally, certain Covered Persons subject to this Practice are personally responsible, to the extent applicable, for ensuring that their transactions (including transactions not otherwise subject to this Practice) do not give rise to “short-swing” liability under Section 16 of the Exchange Act, and for filing timely reports of transactions with the SEC as required.

Definitions
Click here: FirstEnergy's Universal Terms1 for a list of FirstEnergy’s Written Guidance universal terms.

Term	Definition
Designated Insiders
Designated Insiders are members of the Board of Directors, Executive Council, Executive Officers, Section 16 Reporting Persons, members of the Disclosure Committee, certain other employees with regular access to financial information, and other employees identified from time to time by the Corporate
Secretary, in consultation with the Chief Legal Officer of the Company.

Executive Officers	Executive Officers are those officers subject to Section 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Material Nonpublic Information (“MNPI”)
Information not generally disseminated to the public or available to investors generally, which a reasonable investor would consider important in making an investment decision such as to buy, sell, or hold securities.

Related Persons
Family members who live in your household (such as a spouse, domestic partner, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, adoptive relationships, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities.

Section 16 Reporting Persons	Section 16 Reporting Persons are members of the Board of Directors and any officers who are subject to the reporting requirements of Section 16 of the Exchange Act.

1 The standard is to capitalize all universal terms within the Written Guidance. Each Written Guidance document will include a Definitions section that outlines the specific terms unique to that document. Not all terms will appear in the Definitions section of each document.

FirstEnergy Business Practice                        Rev 2 3/23/2023
Practice
A.    No Covered Person who is aware of MNPI relating to the Company may, directly, or indirectly through Related Persons, Controlled Entities or other persons or entities:

1.    Engage in transactions in Company Securities, except as otherwise specified in this Practice under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans

2.    Recommend the purchase or sale of any Company Securities
3.    Disclose MNPI to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors, advisors, consultants, vendors, contractors, and other third parties, also known as “tipping,” unless any such disclosure is made in the ordinary course and in accordance with the Company’s policies and practices regarding the protection or authorized external disclosure of information regarding the Company
4.    Assist anyone engaged in the above activities

B.    Additionally, no Covered Person who, in the course of working for the Company, learns of MNPI about a company with which FirstEnergy either does business or is contemplating doing business, such as a customer or supplier of FirstEnergy, may trade, or provide such MNPI to others who may trade, in that company’s securities until the information becomes public or is no longer material

C.    There are no exceptions to this Practice, except as specifically noted herein. You may not try to accomplish indirectly what is prohibited directly by this Practice. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Practice. Securities laws and regulations do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct

D.    This Practice will be given to all new employees to read and acknowledge via FirstEnergy’s New Employee Hub when they first join FirstEnergy. This Practice also will be circulated to all members of the Board of Directors, officers, and certain employees at least annually for their review; additionally, such officers and certain non-union employees are required to acknowledge that they have received and reviewed the Practice annually

E.    The Company explicitly reserves the right to modify any of the provisions of this Practice at any time. The Company will provide notice of such modifications to all members of the Board of Directors, officers, and all employees promptly as practicable

Definition of Material Nonpublic Information (“MNPI”) and Certain Related Duties
A.    Material Information: Information is considered “material” if a reasonable investor would consider that information important in deciding to buy, hold or sell securities. Any information that could be expected to affect the value or price of a company’s securities, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all the facts and

FirstEnergy Business Practice                        Rev 2 3/23/2023
circumstances. It is important to remember that if securities transactions come under scrutiny from the SEC, they will be analyzed after-the-fact with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•Important regulatory actions and developments
•Significant operating results
•Quarterly and annual financial results
•New projections of future earnings or losses, or other earnings guidance, if not yet publicly disclosed
•The existence of significant liquidity concerns
•Significant write-offs, restructuring charges, or increases in reserve or material asset impairments
•Significant defaults on borrowings or bankruptcies
•Changes to previously announced earnings guidance or the decision to suspend earnings guidance (including but not limited to information that indicates previously announced guidance may no longer be accurate)
•A change in rating agency decision, issuance of a credit watch or change in Company outlook
•A pending or proposed merger, tender offer or restructuring
•A pending or proposed acquisition or disposition of a significant asset
•A change in dividend policy or payments, the declaration of a stock split, or an offering or purchase/redemption of securities
•Bank borrowings or other financing transactions not in the ordinary course
•The establishment of a repurchase program for Company Securities
•A change in key management
•A change or pending change in auditors or auditor notification that the issuer may no longer rely on the auditor’s audit report
•A significant cybersecurity breach
•Development of a significant new product, process, or service
•Pending or threatened significant litigation or the resolution of such litigation
•Major labor disputes including strikes or lockouts
•A significant change in strategy or planned, budgeted or actual capital expenditures
•The gain or loss of a significant customer or supplier or class thereof

B.    If you are in possession of any of the above-listed items or any other important nonpublic information, and have questions as to whether such information constitutes MNPI that would preclude you from trading Company Securities, please contact the Corporate Secretary Group for guidance before trading in any Company Securities or discussing such items with others who may trade in Company Securities.
C.    Inquiries from Analysts or Other Third Parties; Social Media: MNPI relating to the Company is the property of the Company and the unauthorized disclosure of such information or MNPI relating to a company with which FirstEnergy does business is prohibited. Covered Persons are not permitted to make MNPI public for the sole purpose to be able to transact in Company Securities. If you receive an inquiry from outside the Company, such as from a stock analyst, for information that may be MNPI, the inquiry should be referred immediately to the Investor Relations Department, which, in conjunction with the Corporate Secretary Group and Financial Reporting Department, is responsible for coordinating and overseeing the release of such

FirstEnergy Business Practice                        Rev 2 3/23/2023
information to the investing public, analysts and others in compliance with the applicable laws and regulations. For similar reasons, no Covered Person is permitted to discuss confidential financial or confidential business information regarding the Company, either in his or her own name or anonymously, and whether from the office or outside the office, on the internet or social media forum or venue, including but not limited to Twitter®, Facebook®, Instagram® and online message boards.

D.    When Information is Considered Public: In order to establish that the information has been disclosed to the public for purposes of this Practice and applicable securities laws and regulations, the information must be disseminated in a manner reasonably designed to provide broad, non-exclusionary distribution of the information to the public, such as through national newswire services, radio or television programs broadcast nationwide, publication in a newspaper or magazine that is distributed nationwide, or public disclosure documents filed with the SEC that are available on the SEC’s website or the Company’s website, Twitter® handle or Facebook® page.
Once information is widely disseminated, it is still necessary to afford the investing public sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until the trading day following the passage of two full business days following the release of such MNPI. If, for example, the Company were to make a material public announcement on a Monday, you should not trade in Company Securities until Thursday. You are encouraged to promptly contact the Corporate Secretary Group for guidance or if you have any questions.
Transactions Under Company Plans
A.    Stock Option Exercises: This Practice applies to any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or to satisfy tax withholding obligations. This Practice also applies to any subsequent market sale of the shares received upon exercise. However, this Practice does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans if cash is used to pay the exercise price and satisfy any tax withholding requirements, except that Designated Insiders must follow the additional procedures set forth under “Pre-Clearance Procedures” below.

B.    Restricted Stock and Restricted Stock Unit Awards: This Practice applies to any market sale of vested stock after the vesting of a restricted stock or restricted stock unit award. However, this Practice does not apply to the vesting of such awards, or the withholding of stock to satisfy tax withholding obligations upon the vesting of such awards (so long as such withholding of stock to satisfy tax withholding obligations occurs pursuant to a provision of an award agreement or other plan document).

C.    401(k) Plan: This Practice applies to certain elections you may make under the FirstEnergy Corp. 401(k) Savings Plan (the “401(k) Plan”), including but not limited to: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund (or, if you already participate in the Company stock fund, an election to increase or decrease the percentage of your periodic contributions to the 401(k) Plan); (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) Plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (d) an election to pre-pay a 401(k) Plan loan if the pre-payment will result in the allocation of loan

FirstEnergy Business Practice                        Rev 2 3/23/2023
proceeds to the Company stock fund. However, this Practice does not apply to purchases of Company Securities in the 401(k) Plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election or from reinvested dividends.

D.    Dividend Reinvestment Plans: This Practice applies to voluntary purchases of Company Securities resulting from additional contributions you choose to make to the FirstEnergy Corp. Stock Investment Plan or any similar stock investment and/or dividend reinvestment plan (a “SIP/DRP Plan”), or to your election to participate or cease participation in a SIP/DRP Plan or increase or decrease your level of participation in a SIP/DRP Plan. This Practice also applies to your sale of any Company Securities purchased pursuant to a SIP/DRP Plan. However, this Practice does not apply to purchases of Company Securities under a SIP/DRP Plan resulting from your reinvestment of dividends paid on Company Securities.
E.    Deferred Compensation Plans: This Practice applies to your elections to defer compensation under the Deferred Compensation Plan for Outside Directors or the Executive Deferred Compensation Plan and any subsequent investment allocations you make under the plans. Such elections or allocations must comply with this Practice to the extent they would, upon distribution of your accounts: (a) increase or decrease (i) the amount of Company Securities you are entitled to receive or (ii) the percentage of your investment that is allocated to Company Securities; or (b) affect the date of distribution thereof. However, this Practice does not apply to purchases of Company Securities resulting from the reinvestment of dividends paid on Company Securities held in the plans or pursuant to a deferral election made in accordance with the plans and this Practice.

Transactions Not Involving a Purchase or Sale
A.    Loans, pledges, and similar transactions involving Company Securities are subject to this Practice. Similarly, bona fide gifts are considered transactions subject to this Practice. In addition, in the event an individual transfers his or her shares from one equity broker to another (which is not itself a “transaction” hereunder), and the transfer results in a fractional share being liquidated, the liquidation will not be deemed a “transaction” hereunder.
Special and Prohibited Transactions
A.    The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the Covered Persons engage in certain types of transactions. Accordingly, the Company’s policies with respect to such transactions are as follows:

1.    Short-Term Trading: Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any member of the Board of Directors and any Section 16 Officer who purchases Company Securities in the open market or acquires shares in a transaction not otherwise exempt under Section 16 of the Exchange Act shall not sell any Company Securities of the same class during the six months following the purchase (or vice versa).
2.    Short Sales: Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value. Therefore, short sales of Company Securities by Covered Persons are prohibited. In addition, Section 16 of the Exchange Act prohibits Section 16 Reporting

FirstEnergy Business Practice                        Rev 2 3/23/2023
Persons from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)
3.    Publicly Traded Options: Given the relatively short-term of publicly traded options, transactions in options may create the appearance that a Covered Person is trading based on MNPI and focus a Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Practice.

4.    Hedging Transactions: Hedging or monetization transactions occur through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such hedging transactions may permit a Covered Person to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Covered Person may be viewed as no longer having the same objectives as the Company’s other shareholders. Therefore, Covered Persons are prohibited from engaging in any such hedging transactions.

5.    Margin Accounts and Pledged Securities: Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of MNPI or otherwise is not permitted to trade in Company Securities and the pledgor does not control such sale, Designated Insiders are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan.
6.    Standing and Limit Orders: Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction on behalf of a Covered Person when the Covered Person is in possession of MNPI. The Company therefore prohibits Designated Insiders from placing standing or limit orders on Company Securities that remain effective after the day on which they are placed (such as “good until cancelled” order), except pursuant to a Company authorized Rule 10b5-1 plan. If any other Covered Person determines that they must use a standing order or limit order, the order will be limited to the time period for trade clearance per Section A(1)(b) and the other restrictions and procedures below under “Additional Procedures.”

Additional Procedures
A. The Company has established additional procedures to assist in the administration of this Practice, to facilitate compliance with laws prohibiting insider trading while in possession of MNPI, and to avoid the appearance of any impropriety. Each additional procedure is applicable only to the categories of individuals specified.

1.    Pre-Clearance Procedures: If you are a Designated Insider, neither you nor your Related Persons or Controlled Entities may engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Corporate Secretary Group.

FirstEnergy Business Practice                        Rev 2 3/23/2023
A request for pre-clearance must be submitted to the Corporate Secretary Group at least two business days in advance of the proposed transaction. Your proposed transaction(s) will be evaluated to determine if insider trading concerns or other concerns under securities laws and regulations are raised. When a request for pre-clearance is made, you must carefully consider whether you may be aware of any MNPI about the Company, and you must describe fully those circumstances to the Corporate Secretary Group. Section 16 Reporting Persons must also indicate whether they have effected any non-exempt “opposite-way” transactions within the past six months.

a.    The Corporate Secretary Group will notify you, by email or phone, of any decisions, within two business days. The Corporate Secretary Group also will report any completed transaction to the Senior Vice President, Chief Human Resources Officer, and Corporate Services, who, to the extent applicable, then will provide notification to the Compensation Committee of the Board. The Corporate Secretary Group is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.
b.    Clearance of a transaction is valid only for a 48-hour period or such shorter time period determined by the Corporate Secretary Group. If your transaction is not completed within the required time period, you will need to obtain another pre- clearance. Additionally, if you become aware of MNPI after the clearance is granted and prior to your proposed transaction, then you are prohibited from trading. As discussed above, pre-clearance should not be considered a “safe harbor” and you should always use good judgment at all times. If you seek pre-clearance and permission to engage in the transaction is denied, then you must refrain from initiating any transaction in Company Securities and must not inform any other person of the denial.
c.    Employees who are not Designated Insiders are not required to obtain pre- clearance to trade Company Securities; however, if such employees are unsure if they possess MNPI or have any other questions regarding this Practice or how it may apply to a transaction they are considering, they should contact the Corporate Secretary Group for guidance.

2.    SEC Reporting Requirements and Procedures: For Section 16 Reporting Persons, after receipt of required pre-clearance and upon execution of your transaction, you must immediately contact the Corporate Secretary Group with the details of the transaction (e.g., date of transaction, number of shares or units, and purchase or sale price). The transaction must be reported electronically to the SEC pursuant to Section 16 of the Exchange Act no later than the second business day following the day on which the transaction was executed, and any sale transaction may also require a filing under SEC Rule 144 at the time of the sale. Each Section 16 report is also required to be posted on the Company’s website no later than the end of the business day following the date of filing with the SEC. For your convenience, the Corporate Secretary Group will prepare and file the required reports on your behalf unless you direct otherwise, and a copy will be sent to you. If you do not report a transaction timely, you will be in violation of Section 16 of the Exchange Act. Upon untimely notification of the transaction, the Corporate Secretary Group will immediately complete the required report and submit it to the SEC. The Corporate Secretary Group will then determine if the Company is required to report the violation in any of the Company’s public disclosure filings. SEC regulations may require us to identify you by name as having failed to timely file a required report with the SEC. Also, the SEC

FirstEnergy Business Practice                        Rev 2 3/23/2023
has authority to seek various remedies against the individual, including among other things, a court injunction and/or a cease-and-desist order, disgorgement of illegal profits or losses avoided, civil monetary penalties, and/or bar from serving as an officer or director of a public company. The Company itself may also be subject to penalties.

3.    Quarterly or Event-Specific Trading Restrictions (Closed Trading Windows): Designated Insiders may not conduct any transactions involving Company Securities (other than as specified by this Practice), during a “closed trading window,” which are sometimes referred to as blackout periods. The closed trading window will begin on the fifteenth day of each March, June, September, and December. The trading window will reopen two full business days following the later of (i) the date the earnings are announced for that quarter, (ii) the date the Company’s files its Form 10-Q or Form 10-K with the SEC, and (iii) the date of the Company’s earnings call for such period. For example, if the Company filed its form 10-Q on a Thursday and held its earnings call on Friday, the trading window would open the following Wednesday.

Such closed trading window may be extended in certain instances by the Corporate Secretary, in consultation with the Chief Legal Officer of the Company. Typically, Designated Insiders will receive a reminder via the Company’s electronic mail system immediately prior to the trading window closing each quarter; however, you should assume the trading window is closed as described above whether or not you receive such reminder.
a.    From time to time, trading in Company Securities may also be restricted for other reasons if, in the judgment of the Corporate Secretary, in consultation with the Chief Legal Officer of the Company, closing the trading window is warranted. The Company imposes closed trading windows for: (i) all Covered Persons (including those who are not Designated Insiders) and, by definition, their Related Persons and Controlled Entities, even when the trading window would otherwise be open; or
(ii) certain individuals, even when the trading window is open for other individuals. In both cases, you should not disclose to others the fact you are in a closed trading window and the Company may or may not disclose to you the reason for closing the trading window. Trading in Company Securities is also prohibited in most instances for all Designated Insiders whenever 50% or more of participants in the 401(k) Plan are restricted from trading in the 401(k) Plan for more than three consecutive business days. In such case, a 30-day advance notice of such closed trading window will be given.
b.    Lastly, please note that the fact a trading window is open does not provide you with a “safe harbor” for trading Company Securities.

Rule 10b5-1 Plans
A. Certain individuals may frequently be in possession of MNPI and thus effectively be prevented from trading for significant periods of time throughout the year. For that reason, the Company, in its sole discretion, may authorize the use of Rule 10b5-1 plans pursuant to the 10b5-1 Guidelines in place from time to time and maintained by the Corporate Secretary Group. Such plans must meet the requirements of Rule 10b5-1 under the Exchange Act and any SEC guidance relating thereto and must be approved by the Corporate Secretary, in consultation with the Chief Legal Officer of the Company, which may impose additional conditions on the plan to ensure compliance with other applicable securities laws and regulations. Such plans are available to members of the Board of Directors, Section 16 Reporting Persons, other

FirstEnergy Business Practice                        Rev 2 3/23/2023
Executive Council members, and may be available to certain other officers and employees on a case-by-case basis if specifically approved by the Chief Legal Officer of the Company.
Transactions that occur pursuant to a Rule 10b5-1 plan approved by the Company generally will not also be subject to the pre-clearance procedures or quarterly or event-specific trading restrictions of this Practice. However, the approval or adoption of a Rule 10b5-1 plan in no way reduces or eliminates obligations under Section 16 of the Exchange Act or Rule 144 under the Securities Act for Section 16 Reporting Persons, including disclosure obligations and short- swing trading liabilities thereunder. You can discuss the benefits and consequences of creating a Rule 10b5-1 plan by contacting the Corporate Secretary Group within the Legal Department.
Rule 10b5-1 Plan Guidelines can be found in the Attachments section of the Insider Trading Practice 8.2 in the GRACE tool.

Post-Termination Transactions
A. This Practice continues to apply to transactions in Company Securities even after termination of your service to the Company. If you are in possession of MNPI when your service terminates, you may not trade in Company Securities until that information has become public or is no longer material. Also, the pre-clearance procedures for Section 16 Reporting Persons specified under the heading “Additional Procedures” above will continue to apply to transactions in Company securities for the longer of six months after separation or the last matchable transaction, or the date the person is no longer considered a Reporting Person. The Company reserves the right to impose the pre-clearance procedures for a period of more than six months if, at the Company’s discretion, such longer period is in the best interest of the Company.
Government Enforcement and the Consequences of Violations
A. The purchase or sale of securities while aware of MNPI, or the disclosure of MNPI to others who then trade in Company Securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys, and state enforcement authorities as well as authorities in foreign jurisdictions. It is our intention to cooperate with the SEC and other federal, state, and foreign authorities in any insider trading investigations that may occur. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws and regulations also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel. Examples of the consequences include:

1.    Civil and Criminal Penalties: Under federal securities laws, individuals who engage in insider trading or tipping can be liable for substantial criminal and civil penalties, including: (1) imprisonment for up to 20 years, (2) criminal fines of up to $5 million, and
(3) civil penalties of up to three times the profit gained, or loss avoided.

2.    Controlling Person Liability: If the Company fails to take appropriate steps to prevent unlawful insider trading, it could have “controlling person” liability for a trading violation, with civil penalties of up to three times the profit gained or loss avoided or statutorily prescribed amount, which is in excess of $2 million, whichever is higher, as well as a criminal penalty of up to $25 million. The Company’s directors, officers and other

FirstEnergy Business Practice                        Rev 2 3/23/2023
supervisory personnel could also be personally liable for civil penalties as “controlling persons” if they fail to take appropriate steps to prevent unlawful insider trading.
3.    In addition, an individual’s failure to comply with this Practice may subject the individual to disgorgement of all real or perceived profits to the Company or the SEC, fines assessed against the individual and the Company, imprisonment, or Company imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law or results in actual profits or gains. Also, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation, and irreparably damage a career.

Compliance and Oversight
A.    Compliance with this Practice is mandatory. As described above, any person violating this Practice is subject to discipline up to and including, among other things, dismissal.

B.    Under exceptional circumstances, the Corporate Secretary, in consultation with the Chief Legal Officer of the Company, may waive one or more provisions of this Practice, which waiver shall be reported to the Audit Committee. Any such a waiver to this Practice should not be considered a “safe harbor” and you should use good judgment at all times.
C.    Employees who know of a suspected violation of this Practice should contact the Employee Concerns Helpline at 1-800-683-3625, the Office of Ethics & Compliance at ethicsoffice@firstenergycorp.com or go online at EthicsPoint.

For Further Guidance
For questions related to this Practice, please contact the Corporate Secretary Group within the Legal Department at (330) 384-5748 (intercompany 825-5748).

References
    The Power of Integrity FirstEnergy's Code of Conduct Policy
    10b5-1 Guidelines

Approval

Reviewed By	Date Reviewed
/s/ Mary M. Swann	3/23/2023